EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Zions Bancorporation (“Zions”) and Amegy Bancorporation, Inc. (“Amegy”) may have appeared had the companies been combined as of the dates indicated. This information shows the impact of the merger of Zions and Amegy on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Zions treated as the acquirer. Under this method of accounting, Zions will record the assets and liabilities of Amegy at their estimated fair values as of December 3, 2005, the date the merger was completed.

The unaudited pro forma condensed combined balance sheet at September 30, 2005 assumes the merger was completed on that date, but incorporates the purchase price information determined as of December 3, 2005 when the merger was completed. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2005 and for the year ended December 31, 2004 give effect to the merger as if the merger had been completed on January 1, 2004.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of both Zions and Amegy, which are filed with the Securities and Exchange Commission.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined company had consideration been given to other assumptions or to the impact of possible revenue enhancements, expense efficiencies, asset dispositions, and other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger.

ZIONS BANCORPORATION AND AMEGY BANCORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2005
	Historical
(In thousands)	Zions	Amegy	Pro Forma		Pro Forma
	Bancorporation	Bancorporation	Adjustments		Combined
ASSETS
Cash and due from banks	$1,109,202	$345,926	$-		$1,455,128
Money market investments	1,002,280	48,135	-		1,050,415
Investment securities:
Held to maturity, at cost	642,687	47,005	(697)	A	688,995
Available for sale, at market	3,997,593	1,845,884	-		5,843,477
Trading account, at market	352,059	-	-		352,059
Loans, net	23,642,780	4,960,531	(43,723)	B	28,559,588
Intangible assets	686,790	171,211	(150,426)	C	2,101,413
			1,256,768	C
			(20,785)	D
			157,855	D
Other assets	1,989,310	475,679	(35,323)	E	2,429,666
Total assets	$33,422,701	$7,894,371	$1,163,669		$42,480,741

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$7,725,179	$1,984,716	$-		$9,709,895
Interest-bearing deposits	17,674,562	4,384,803	16	F	22,059,381
Total deposits	25,399,741	6,369,519	16		31,769,276
Federal funds purchased and securities
sold under repurchase agreements	2,019,277	441,181	-		2,460,458
Other short-term borrowings	494,043	200,000	-		694,043
Federal Home Loan Bank advances and
other borrowings over one year	226,482	8,048	-		234,530
Long-term debt	1,685,683	224,486	600,000	G	2,510,169
Other liabilities	571,583	34,091	31,016	H	636,690
Total liabilities	30,396,809	7,277,325	631,032		38,305,166

Minority interest	26,719	-	-		26,719

Shareholders' equity:
Common stock	971,002	172,806	(172,806)	I	2,120,685
			1,149,683	I
Retained earnings	2,084,439	473,866	(473,866)	I	2,084,439
Accumulated other comprehensive loss	(52,088)	(20,870)	20,870	I	(52,088)
Deferred compensation and other	(4,180)	(6,943)	6,943	I	(4,180)
Treasury stock	-	(1,813)	1,813	I	-
Total shareholders' equity	2,999,173	617,046	532,637		4,148,856
Total liabilities and shareholders' equity	$33,422,701	$7,894,371	$1,163,669		$42,480,741

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ZIONS BANCORPORATION AND AMEGY BANCORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2005
	Historical
(In thousands, except per share amounts)	Zions	Amegy	Pro Forma		Pro Forma
	Bancorporation	Bancorporation	Adjustments		Combined
Interest income:
Interest and fees on loans and lease financing	$1,156,239	$220,144	$6,286	B	$1,382,669
Interest on money market investments	18,402	1,176	-		19,578
Interest on securities	187,213	60,219	108	A	247,540
Total interest income	1,361,854	281,539	6,394		1,649,787

Interest expense:
Interest on deposits	225,491	61,722	(102)	F	287,111
Interest on borrowed funds	149,832	31,488	21,953	G	203,905
			632	G
Total interest expense	375,323	93,210	22,483		491,016

Net interest income	986,531	188,329	(16,089)		1,158,771
Provision for loan losses	32,907	6,500	-		39,407
Net interest income after provision for loan losses	953,624	181,829	(16,089)		1,119,364

Noninterest income:
Service charges and fees on deposit accounts	94,421	32,968	-		127,389
Loan sales and servicing income	56,507	2,318	-		58,825
Other service charges, commissions and fees	83,903	35,682	-		119,585
Other	85,966	20,033	-		105,999
Total noninterest income	320,797	91,001	-		411,798

Noninterest expense:
Salaries and employee benefits	418,960	104,370	3,120	J	526,450
Occupancy and equipment	105,163	32,132	-		137,295
Amortization of core deposit and other intangibles	10,813	6,461	11,389	D	28,663
Other	195,537	50,010	-		245,547
Total noninterest expense	730,473	192,973	14,509		937,955

Income before income taxes and minority interest	543,948	79,857	(30,598)		593,207

Income taxes	194,279	22,308	(10,709)	K	205,878
Minority interest	(2,345)	-	-		(2,345)
Net income	$352,014	$57,549	$(19,889)		$389,674

Net income per common share:
Basic:	$3.92	$0.82			$3.74
Diluted:	3.84	0.80			3.66

Weighted average shares outstanding during the period:
Basic shares			(70,354)	L
	89,901	70,354	14,351	L	104,252

Diluted shares			(71,844)	L
	91,606	71,844	14,997	L	106,603

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ZIONS BANCORPORATION AND AMEGY BANCORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2004
	Historical
(In thousands, except per share amounts)	Zions	Amegy	Pro Forma		Pro Forma
	Bancorporation	Bancorporation	Adjustments		Combined
Interest income:
Interest and fees on loans and lease financing	$1,251,598	$217,140	$10,232	B	$1,478,970
Interest on money market investments	16,355	726	-		17,081
Interest on securities	223,507	65,363	144	A	289,014
Total interest income	1,491,460	283,229	10,376		1,785,065

Interest expense:
Interest on deposits	182,366	39,830	(968)	F	221,228
Interest on borrowed funds	148,276	16,847	29,271	G	195,236
			842	G
Total interest expense	330,642	56,677	29,145		416,464

Net interest income	1,160,818	226,552	(18,769)		1,368,601
Provision for loan losses	44,067	10,212	-		54,279
Net interest income after provision for loan losses	1,116,751	216,340	(18,769)		1,314,322

Noninterest income:
Service charges and fees on deposit accounts	131,683	46,345	-		178,028
Loan sales and servicing income	79,081	1,845	-		80,926
Other service charges, commissions and fees	104,606	34,537	-		139,143
Other	116,171	13,778	-		129,949
Total noninterest income	431,541	96,505	-		528,046

Noninterest expense:
Salaries and employee benefits	531,303	117,869	6,467	J	655,639
Occupancy and equipment	139,497	37,657	-		177,154
Amortization of core deposit and other intangibles	14,129	4,947	22,515	D	41,591
Other	238,370	56,138	-		294,508
Total noninterest expense	923,299	216,611	28,982		1,168,892

Impairment loss on goodwill	602	-	-		602
Income before income taxes and minority interest	624,391	96,234	(47,751)		672,874

Income taxes	220,126	27,691	(16,713)	K	231,104
Minority interest	(1,722)	-	-		(1,722)
Net income	$405,987	$68,543	$(31,038)		$443,492

Net income per common share:
Basic:	$4.53	$0.99			$4.26
Diluted:	4.47	0.97			4.19

Weighted average shares outstanding during the year:
Basic shares			(69,104)	L
	89,663	69,104	14,351	L	104,014

Diluted shares			(70,875)	L
	90,882	70,875	14,868	L	105,750

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included as of and for the nine months ended September 30, 2005 and for the year ended December 31, 2004. The pro forma adjustments included herein reflect the conversion of Amegy common stock into either cash or Zions common stock. Amegy shareholders had the right, subject to proration, to elect to receive cash or Zions shares in either case having a value equal to $8.50 plus the product of 0.2020 multiplied by the average closing price of Zions shares for the ten trading days immediately prior to the completion date of the merger. This per share consideration for each Amegy share divided by the previously determined average Zions share price establishes the stock exchange ratio. The per share consideration divided into the total cash amount of $600 million determines the number of Amegy shares to be exchanged for cash. The number of Zions shares to be issued is the exchange ratio multiplied by the remaining number of Amegy shares to be exchanged for Zions shares. Total consideration on the closing date includes the approximate $600 million in cash including the amount for fractional shares, the value of the Zions shares issued for the Amegy shares, and the value of exchanged Amegy stock options and restricted stock grants (net of the value of nonvested shares) issued by Zions. The value of the Zions shares issued is determined by using the average closing price of Zions shares for the three trading days immediately prior to the closing date of December 3, 2005.

Based on the above and assuming a completion date of September 30, 2005 for purposes of the pro forma presentation (incorporating the purchase price information determined as of December 3, 2005 when the merger was completed), the per share consideration for the Amegy shares is $23.88, resulting in 25,125,623 Amegy shares being exchanged for cash. Using a calculated exchange ratio of 0.3136, the number of Zions shares issued for the remaining Amegy shares is 14,351,115. The value of the exchanged Amegy stock options and restricted stock grants (net of the value of nonvested shares) is estimated at $60.2 million. Total consideration amounts to approximately $1.75 billion. The accompanying unaudited pro forma condensed combined financial statements reflect the issuance of $600 million in subordinated debt by Zions to finance the cash portion of the purchase price.

The merger is accounted for using the purchase method of accounting; accordingly, Zions’ cost to acquire Amegy is allocated to the assets and liabilities of Amegy based on their respective fair values on the date the merger is completed.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Amegy at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Amegy’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Accordingly, the final purchase accounting adjustments may be different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts, and other items of Amegy as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

2.	Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet at September 30, 2005 assuming the merger was completed on September 30, 2005, but incorporating the purchase price information determined as of December 3, 2005 when the merger was completed. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2005 and the year ended December 31, 2004 were prepared assuming the merger was completed on January 1, 2004.

The unaudited pro forma condensed combined financial information reflects an assumed issuance on September 30, 2005 of 14,351,115 shares of Zions common stock with an aggregate value of $1.09 billion and $600 million of subordinated debt. The value of the outstanding Amegy stock options and restricted stock grants (net of the value of nonvested shares) issued by Zions is approximately $60.24 million. Total consideration amounts to approximately $1.75 billion. The issuance of Zions shares is valued according to the methodology discussed in Note 1 and was determined as of December 3, 2005 when the merger was completed.

All Amegy stock options outstanding at the time of the merger will be exchanged into Zions stock options. The fair value of the Zions stock options to be issued in the exchange is estimated using a Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide for a reliable single measure of the fair value of employee stock options. For purposes of these pro forma financial statements, the more significant assumptions used in estimating the fair value of the Zions stock options to be issued in the exchange for the Amegy stock options include a weighted average risk-free interest rate of 4.44%, a dividend yield of 2.0%, a weighted-average expected life of 3.8 years, and volatility of 23.4%.

The allocation of the purchase price is as follows:

(In thousands, except share and per share amounts)
	September 30, 2005
Purchase price (determined as of December 3, 2005
when the merger was completed):
Number of shares of Zions common stock issued
for Amegy common stock	14,351,115
Average Zions share price 3 days prior to close
on December 3, 2005	$75.9133
Total stock consideration		$1,089,440
Fair value of Amegy stock options and restricted stock
converted to Zions stock options and restricted stock		60,242
Total stock and options consideration		1,149,682
Cash consideration, including fractional shares		600,032
Total stock and cash consideration		1,749,714
Acquisition costs:
Direct costs of acquisition		9,491
Total purchase price and acquisition costs		1,759,205
Net assets acquired:
Amegy shareholders' equity	$617,046
Amegy goodwill	(150,426)
Amegy core depost intangible assets, net of tax	(13,510)
Adjustments to reflect assets at fair value:
Securities	(697)
Loans	(43,723)
Identified intangibles	157,855
Other assets	(42,598)
Adjustments to reflect liabilities at fair value:
Deposits	(16)
Other liabilities	(21,494)
		502,437
Estimated goodwill resulting from the merger		$1,256,768

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.
Adjustment of the held-to-maturity investment securities portfolio to fair value. The adjustment will be accreted over the remaining life of the securities portfolio. The impact of the adjustment is to increase interest income by approximately $0.11 million for the nine months ended September 30, 2005 and $0.14 million for the year ended December 31, 2004.

B.
Adjustment of the loan and lease portfolio to fair value. The adjustment will be accreted over the estimated remaining life of the loan and lease portfolio. The impact of the adjustment is to increase interest income by approximately $6.3 million for the nine months ended September 30, 2005 and $10.2 million for the year ended December 31, 2004.

C.	Adjustment to write off historical Amegy goodwill and to record goodwill resulting from the merger.

D.
Adjustment to write off historical Amegy intangible assets (other than goodwill) and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The values of the intangible assets represent the estimated future economic benefit from the acquired customer balances, the treasury management customer relationship service, and the executive management covenants not to compete. Estimation of the values considered cash flows from the current balances of accounts, expected attrition in balances, the estimated life of the relationship, and other items. Such estimations continue to be analyzed and are subject to change. The impact of the adjustment is to increase amortization of core deposit and other intangibles by approximately $11.4 million for the nine months ended September 30, 2005 and $22.5 million for the year ended December 31, 2004. Amortization of the core deposit intangible assets and the treasury management service is based on an accelerated method not to exceed 12 years. Amortization of the covenants not to compete is based on the straight-line method over three years.

E.
Adjustment to the fair value of other assets including bank premises and equipment, computer software, prepaid pension assets, deferred costs, and other miscellaneous items and to reflect deferred taxes resulting from the pro forma adjustments. Deferred taxes were recorded using a 35% tax rate.

F.
Adjustment to the fair value of fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The impact of the adjustment for the periods presented is to decrease interest expense by approximately $0.10 million for the nine months ended September 30, 2005 and $0.97 million for the year ended December 31, 2004.

G.
Adjustment to reflect the issuance of $600 million of subordinated debt as of November 15, 2005 with a nominal fixed rate of 5.50%. The debt was simultaneously hedged with LIBOR-based floating interest rate swaps resulting in a hedged rate of 4.88% at November 15, 2005. The impact of the adjustment is to increase interest expense by approximately $22.0 million for the nine months ended September 30, 2005 and $29.3 million for the year ended December 31, 2004. Related estimated debt issuance costs and debt discount are amortized on a straight-line basis over 10 years, increasing interest expense by approximately $0.63 million for the nine months ended September 30, 2005 and $0.84 million for the year ended December 31, 2004.

H.
Adjustments to other liabilities (net of assumed taxes) to recognize change in control and other compensation-related liabilities, to recognize direct acquisition costs, amounts paid for fractional shares, and other transaction costs as accrued expenses, and to reflect the fair value of pension and deferred compensation liabilities.

I.
Adjustment to eliminate Amegy’s historical shareholders’ equity and to reflect the issuance of Zions common stock for the acquisition. Additionally, the adjustment reflects the conversion of Amegy stock options and restricted stock grants into Zions stock options and restricted stock grants.

J.
Adjustment to record compensation for certain retention and employment agreements. The impact of the adjustment is to increase salaries and employee benefits by approximately $3.1 million for the nine months ended September 30, 2005 and $6.5 million for the year ended December 31, 2004.

K.	Adjustment to record the tax effects of the pro forma adjustments using a 35% tax rate.

L.
Adjustment to the historical weighted average shares of Zions and Amegy based on the terms of the acquisition to determine the equivalent weighted average shares of Zions for the nine months ended September 30, 2005 and for the year ended December 31, 2004. Earnings per share have been computed based on the combined company and the impact of the purchase accounting adjustments.

3.	Merger Related Integration Charges

In connection with the merger, plans are being developed to integrate certain operations of Zions and Amegy. Total costs for this integration process, which are not included in the pro forma presentation, have been currently estimated at $28.0 million on a pretax basis. The specific details of these plans will continue to be refined over the next several months. Management of both companies are assessing operations, including information systems, premises, equipment, benefit plans, service contracts, personnel, etc., to determine the optimum strategies to realize cost savings.

4.	Estimated Annual Cost Savings

Management currently estimates annual after-tax cost savings of approximately $50 million over the two years following the merger. These cost savings are not included in the pro forma presentation. This estimate may not be indicative of the actual amount or nature of the cost savings the combined company will actually achieve. The estimate does not include the impact of possible revenue opportunities.